Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 21, 2013, relating to the consolidated financial statements and financial statement schedule of Select Comfort Corporation and subsidiaries, and the effectiveness of Select Comfort Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Select Comfort Corporation for the year ended December 29, 2012.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
May 22, 2013